EXHIBIT 99.2

CONFERENCE CALL TRANSCRIPT

OCTOBER 29, 2013

CORPORATE PARTICIPANTS

John Jacunski Glatfelter - SVP, CFO

Dante Parrini Glatfelter - Chairman, CEO

CONFERENCE CALL PARTICIPANTS

James Armstrong Vertical Research Partners - Analyst

Steve Chercover D.A. Davidson & Co. - Analyst

Mark Wilde Deutsche Bank - Analyst

Eric Miller Advisory Research - Analyst

PRESENTATION

Operator

Good morning. My name is Amy and I will be your conference operator today. At this time, I would like to welcome everyone to the Glatfelter third quarter earnings call. (Operator Instructions). Thank you. Mr. Jacunski, you may begin your conference.

John Jacunski - Glatfelter - SVP, CFO

Thank you, Amy, good morning and welcome to Glatfelter’s 2013 third quarter earnings conference call. I’m John Jacunski, I’m the Company’s CFO. Before we begin our presentation I have a few standard reminders.

During our call this morning, we’ll use the term adjusted earnings, as well as other non-GAAP financial measures. A reconciliation of these financial measures to our GAAP based results is included in today’s earnings release, and in the investors slides.

We will also make forward-looking statements today that are subject to risks and uncertainties. Our 2012 form 10-k filed with the SEC and today’s release, both of which are available on our website, disclose factors that could cause our actual results to differ materially from these forward looking statements. These forward looking statements speak only as of today and we undertake no obligation to update them. And finally, we have made available a slide presentation to accompany our comments on this mornings call. You may access the slides on our website, or through this mornings webcast provider.

I’ll now turn the call over to Dante Parrini, Glatfelter’s Chairman, and CEO.

Dante Parrini - Glatfelter - Chairman, CEO

Thank you, John. Good morning, and thank you for joining us to discuss our third quarter earnings report, issued earlier today.

As you see on slide three, we continue to generate healthy growth in our fiber based engineered materials businesses during the quarter with consolidated revenue advancing 11% on a constant currency basis to $457 million, a quarterly record. This growth, driven by our key product lines including single serve coffee, non woven wall covering, and feminine hygiene, along with a favorable tax rate, drove a 25% increase in adjusted earnings per share compared to the year ago quarter. We achieved this improvement despite difficult market conditions in specialty papers and the impact of two fires in our Advanced Airlaid Materials business, which I’ll speak to great in greater detail later in today’s call.

Our Composite Fibers business delivered a record quarter with $161 million in revenue and an 84% increase in operating profit. This was driven by the Dresden acquisition, together with a 17% improvement in operating profit from the legacy business. During the quarter, Dresden successfully completed an investment that provides a 10% increase in capacity to serve the attractive global non-woven wall covering market, and we’ve nearly completed the ramp-up of the incline wire capacity expansion in Gernsbach that was installed in the second quarter.

With this additional capacity, we are better positioned to serve the growing single serving coffee, tea, and technical specialty markets.

Our Advanced Airlaid Materials business also had strong revenue growth with shipments increasing 9%, and revenue up 11% on a constant currency basis. However, these increases were more than offset by the $1.7 million impact of two fires resulting in operating profit declining by 14%.

When adjusting to exclude the impact of these incidents, operating profit increased 23%.

Our specialty papers business continued to experience difficult market conditions during the quarter, leading to a 16% decline in operating profit due to the lower pricing environment. Although, I’m pleased to say that we see the trajectory for this business improving.

During the quarter, we also continued to generate healthy free cash flow, totaling $28 million. I’ll now turn it over to John for a more in-depth review of our third quarter results, and then I’ll offer some additional perspectives on the business. John?

John Jacunski - Glatfelter - SVP, CFO

Thank you, Dante. For the third quarter we reported adjusted earnings of $24.4 million, or $0.55 per share, an increase of 25% after adjusting to exclude a $0.22 benefit from the release of tax reserves established for the alternative fuel mixture credits due to the lapse of the statute of limitations as shown in this morning’s release.

These results compare to adjusted earnings of $19.4 million, or $0.44 per share in the third quarter of last year.

Slide 4 shows a bridge of adjusted earnings per share from the third quarter of last year to this year.

The decline in operating income from Specialty Papers, primarily due to the lower pricing environment, reduced earnings per share by $0.06.

Improved earnings from Composite Fibers added $0.15 per share, which includes the Dresden acquisition for a full quarter. Net of interest cost, the Dresden acquisition was $0.10 accretive to earnings during the third quarter.

Advanced Airlaid Material results reduced earnings per share by $0.01 in comparison reflecting the impact of the fires.

And the tax rate on adjusted earnings in the third quarter was 16% compared to 25% a year ago, which improved adjusted earnings per share by $0.06.

The lower tax rate this quarter was due to the release of reserves due to the expiration of statute of limitations on audit period, changes in valuation allowances, and the reduction of statutory tax rates in a foreign jurisdiction.

Slide five provides a summary of Specialty Paper results during the quarter.

Net sales decreased 3% or $6.9 million due to pricing weakness and slightly lower shipping volumes together with mix changes.

Although shipments of book publishing products were 2% higher in the comparison, this was offset by declines in all of the categories.

Engineered product shipments were down 5% compared to the same quarter a year ago, however, on a sequential basis, shipping volumes increased 6%.

Shipments of carbon less products also declined 5%, slightly better than the overall market decline, and non-carbon less forms and envelope products were each down 1%.

Overall, average selling prices were up $3.6 million this quarter compared to last year’s third quarter, driven by book, envelope, and forms, offset somewhat by higher prices for engineered products.

With recent capacity closure announcements, Glatfelter, along with others in the industry, announced a price increase of $60 per ton on a broad range of products, including book, envelope, non-carbon less forms, and certain engineered products, effective the end of October. While we expect the price increase to be successful as is typical, we expect it to be phased in with a limited impact in Q4 and a more pronounced impact to the first quarter of 2014.

From an operating prospective, Specialty Papers made progress during the quarter after a difficult second quarter. We expect to see continued improvements in our operating performance in the fourth quarter.

Slide 6 summarizes our record quarter for Composite Fibers.

Revenue increased 46% during the quarter to $161.5 million, reflecting the Dresden acquisition and organic growth of 6% on a constant currency basis. Excluding the Dresden acquisition, shipping volumes were down slightly, however, mix improved.

Food and beverage shipments increased 9%, led by single serve coffee shipments that increased 49%, and shipments of technical specialties also increased by 9%. Composite laminate shipments were down 22% reflecting the impact of machine upgrade to expand our inclined wire capacity, and metallized product shipments were down 7% percent reflecting weakness in this market segment.

Operating profit for the business increased $8.6 million, or 84% compared to the year ago quarter, and operating margins expanded by 240 basis points. The Dresden operation performed very well during the quarter, contributing $6.8 million to operating income. You may recall, last quarter we indicated we would be completed the annual maintenance outage at the Dresden facility during the quarter. During this outage, which negatively impacted the third quarter results by $2.2 million, we completed a capital investment that has increased capacity by approximately 10% and provides the ability to grow with the market that we estimate is growing approximately 10% per year.

Excluding the Dresden acquisition, operating income improved $1.8 million, or 17%, driven by a stronger mix, lower depreciation, and favorable exchange rates. With respect to the Gernsbach machine upgrade completed during the second quarter, we continue to ramp up our production rates and the qualification of products with customers during the quarter.

We will complete the final fine tuning of the machine during the fourth quarter, but we do not expect any significant cost impact from this. The upgrade has gone very well and provides us with additional capacity we need to continue meeting the growing market demand for tea, coffee, and Technical Specialties products.

Advanced Airlaid Material results are summarized on slide seven.

This business had a strong quarter from a revenue prospective as it continued to roll out its generation of products for the hygiene markets.

Net sales on a constant currency basis were up 11%, to $69.5 million, and shipping volume increased 9%. The increased volume generated a $1.5 million improvement to operating profit during the quarter. Slightly lower selling prices and slightly higher input costs negative impacted results for the quarter by $700 thousand.

This business was also negatively impacted by fires at each of its facilities during the quarter. The fire in Gatineau resulted in twelve days of down time on one of its machines, while the fire at Falkenhagen resulted in down time of six days on a machine. We were able to use capacity available at our Falkenhagen facility to minimize the impact to customers.

Overall, lost shipments during the quarter due to the fires was approximately 400 metric tons. These incidents are covered by insurance so the impact to the quarter was $1.7 million, including deductibles totaling $1.5 million, plus the impact of the lost shipments. Both facilities recovered well from the fires and are producing at expected levels.

As a result of the fires, operating profit for the quarter declined 14%, to $3.9 million. Excluding the impact of the fires, operating profit increased 23%, continuing this business’ improvement trend.

Slide 8 slows corporate costs and other financial items for the quarter.

During the quarter, we incurred minor integration costs related to the Dresden acquisition and we don’t expect any significant costs going forward. We also completed the international legal entity restructuring during the quarter at a cost of $2.1 million but these costs were offset by a $2 million dollar benefit included in the income tax line. You can also see in the slide that our corporate costs remained in line with the year ago quarter.

The status of our pension plans are shown on slide 9.

Pension expense increased $700 thousand dollars in the third quarter of this year compared to the same quarter last year, and we expect full-year expense to be up $2.7 million, largely due to the impact of lower discount rates. However, our plan remains overfunded. We have not had to make cash contributions to our qualified plan for quite some time and we do not expect to make contributions for the foreseeable future.

Slide 10 slows our free cash flow.

During the third quarter, we generated cash flow from operations of $48 million, and $96 million on a year-to-date basis, both of which are dramatically higher than the year ago periods. This was driven primarily by lower cash tax payments and improved working capital utilization.

Capital expenditures for the quarter and year-to-date increased compared to last year primarily due to the Composite Fibers capacity expansion project and CapEx that carried over from 2012.

Free cash flow adjusted to exclude the impact of the Composite Fiber’s capacity expansion, and the alternative fuel and Cellulosic Bio-fuel credits, was strong in the quarter at $28 million compared with $26 million in the third quarter of 2012. The fourth quarter is typically a strong quarter for free cash flow generation and we expect this to be the case this year as well.

Finally, slide 11 shows some balance sheet and liquidity metrics.

Our balance sheet remains in good shape with leverage on a net debt basis of 2.2 times at September 30th, and pro forma to include a full year of Dresden, our leverage was 1.9 times.

We finished the quarter with $64 million of cash and $214 million available under our revolving credit facility, so we have ample liquidity to continue to execute our growth strategy.

This concludes my comments. I’ll turn the call back to Dante.

Dante Parrini - Glatfelter - Chairman, CEO

Thanks, John.

Before opening the call for your questions, I want to address the fires we experienced in our Airlaid business and provide a few comments on our outlook.

As mentioned earlier during the call, we experienced fires at both Airlaid facilities during the quarter. Most importantly, we’re relieved that no one was injured in either of the incidents. Glatfelter people and emergency responders performed very well in extinguishing the fires, protecting our employees, minimizing damage, and caring for our customers.

Safety is a key area of focus for Glatfelter. We’ve made significant progress in improving our safety performance over the last several years and our commitment is unwavering. We’re undertaking a thorough examination of the root of the cause of these fires as well as our operating procedures. We’ve all ready taken steps to expand and improve maintenance and operating procedures, and we’ve identified a number of additional opportunities to mitigate the risks inherent in our operations.

While no one can provide absolute assurance that further incidents will not happen, we believe we’re taking the appropriate steps to substantially reduce the risk.

Now, turning to our Q4 outlook, I refer you to slide 12 for our expectations where we’re anticipating a normal seasonal slowdown as we approach year-end and relatively stable pricing and input costs compared to the third quarter.

As I look beyond the fourth quarter, I see ongoing opportunities for our business resulting from a number of actions taken over the last year.

Clearly, the Dresden acquisition is providing access to the high growth non-woven wall covering market, and we head into 2014 with additional capacity to bolster our leading position in this segment.

Capacity expansions in our composite fiber business will enable us to more fully serve other growth markets of single serve coffee, tea, and technical specialties.

In addition to the rollouts of next generation products for the feminine hygiene market, targeted investments in our Airlaid business will generate incremental capacity to serve the growing personal care and home care markets.

And our ongoing focus on continuous improvement is driving efficiency gains, reducing waste, and lowering costs. In addition, we expect the recent announcements of uncoated free sheet industry capacity closures will improve the market environment for Specialty Papers, providing opportunities for improved pricing and a more favorable mix.

And lastly, we continue to have the balance sheet capacity to fund growth initiatives and return value to shareholders. For all these reasons, I’m quite optimistic about 2014 for Glatfelter. I believe we’re very well positioned to continue to drive earnings growth and healthy free cash flows yet again. At this point, I’ll open the call for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions). Your first question comes from the line of James Armstrong, with Vertical Research Partners.

James Armstrong - Vertical Research Partners - Analyst

Good morning.

John Jacunski - Glatfelter - SVP, CFO

Good morning, James.

James Armstrong - Vertical Research Partners - Analyst

A few questions. First, on the single serve coffee market, could you give us an update on that and if you’re seeing any impact from private label on that market? Do you think it’s generating additional demand and if so, could you put some bands around it?

Dante Parrini - Glatfelter - Chairman, CEO

Sure. This is Dante. We’re very pleased with the overall development in growth of single serve coffee and the market position that Glatfelter enjoys as a leading supplier to the producers in this particular category. As we stated in our prepared remarks, we had substantial year-over-year growth in coffee so we think that the category is a very healthy one, and that the interest that the category has attracted by other participants has not had a negative impact on Glatfelter’s business.

James Armstrong - Vertical Research Partners - Analyst

Okay, that helps. Then, switching gears. Will there be any carry over impact of the fires into the fourth quarter? Is it just lost sales, inventory adjustments, anything like that?

John Jacunski - Glatfelter - SVP, CFO

James, we don’t expect any significant impact from the fires in Q4. The machines are operating at our expected levels and it was contained to Q3, so we expect no impact of any significance in Q4.

James Armstrong - Vertical Research Partners - Analyst

Okay. Then lastly, the adjusted tax rate has been jumping around a little. Could you give us a little bit of guidance on what to expect in Q4 as well as what you think your adjusted tax rate will be as we look out in 2014 and 2015?

John Jacunski - Glatfelter - SVP, CFO

Sure. I think the tax rate jumping around is a function of a few things. As I mentioned in my remarks, part of that had to do with a change in a tax rate in the UK that created a tax benefit for us that we recorded during the quarter. We also had the expiration, or the lapse of the statute of limitations on audit periods during the quarter and so any reserves we had established for uncertain tax positions was released. I hope you can appreciate that.

It’s difficult to provide guidance on those types of items from a quarter-to-quarter basis because we don’t know whether audits will be launched, we certainly can’t predict how tax rates are going to change. So the guidance we typically provide is we expect a normalized rate of about 30% as we go forward. But of course, if we have similar situations where the audit periods lapse and we have reserves, then we will release those and that will lower our effective tax rate during the quarter, but for planning purposes, I would guide you to 30%.

James Armstrong - Vertical Research Partners - Analyst

Perfect. Thank you very much.

John Jacunski - Glatfelter - SVP, CFO

Sure.

Operator

Your next question comes from the line of Steve Chercover, with D.A. Davidson & Co.

Steve Chercover - D.A. Davidson & Co. - Analyst

Good morning, everyone.

John Jacunski - Glatfelter - SVP, CFO

Good morning, Steve.

Steve Chercover - D.A. Davidson & Co. - Analyst

Not to be antagonistic given the explanations that you’ve told us about the fires, but in addition to the two that you had at Airlaid, last year you had one in Composite Fibers, so I’m wondering if there’s something inherently flammable? Is it the nature of the process? Is it something that can be addressed through housekeeping and safety initiatives?

Dante Parrini - Glatfelter - Chairman, CEO

Hi, Steve, it’s Dante. I don’t feel your question is antagonistic. I think it’s a natural question to ask given the series of events that have transpired over the last couple of months. Of course, the paper and fiber-based engineered materials manufacturing process has inherent risk because we’re dealing with a variety of cellulose fibers, and synthetic fibers, as well as other chemicals and flammable materials. As you might expect, we have standard operating procedures that take into consideration these types of risks, and we’re very serious about them. I think it’s important to step back and ask yourself that question and I want to share with you some of the steps we’ve all ready taken.

I’m very comfortable with the competence of our operating teams, our engineering teams, our safety teams, and our continuous improvement professionals. At the same time, after experiencing a couple of fires like we have in close proximity with one another, I think it’s logical to take a step back and make sure that we haven’t missed anything, or things haven’t changed. So, we did bring in outside experts to review our operating procedures, and provide input on steps that we may want to consider to reduce risk.

As a bi-product of our own internal investigation and active listening to subject matter experts, we have, in fact, enhanced some of the operating and preventive maintenance procedures, we have heightened awareness of fire risk with our operating teams, and we’re analyzing additional steps that may be taken to address both prevent fire prevention and extinguishment. We are applying lessons learned and reflecting and asking if anything has materially changed about our process. I think within the Airlaid business, there is a higher level of risk simply because there’s an absence of water in terms of sheet formation. You have materials and air and heat, and in this regard, we’re giving even greater care to this part of Glatfelter, especially since it’s the newest part of the Company.

Steve Chercover - D.A. Davidson & Co. - Analyst

I appreciate you elaborating on that, Dante. One for John. With respect to interest expense, I guess I had modeled it being higher after the Dresden acquisition. I was just wondering, was there anything that kept the rate low in the third quarter or is this a good run rate to use going forward?

John Jacunski - Glatfelter - SVP, CFO

No, it’s a good run rate to use. Our borrowing rate on our revolving credit facility is about 2% and you may recall that we put a term loan in place in the second quarter, and that’s a fixed rate, 10-year term loan at 2.05%. So, the incremental interest rate on the acquisition, remember, also, we used a fair bit of cash for the acquisition that we had on the balance sheet, so, the current run rate is an appropriate rate.

Steve Chercover - D.A. Davidson & Co. - Analyst

That’s great. That’s very good rates evidently. On Specialty Paper, in the second quarter you had a $4 million productivity hit. Did you recover that in the quarter that just ended?

John Jacunski - Glatfelter - SVP, CFO

We recovered some of that. If we look year-over-year, we were about flat from an operating perspective, and then compared to Q2, typically you have some maintenance expenses in Q3 that we had this year that if you just add back our annual outages in Q2, you wouldn’t capture. So, we made some progress, but we did have some additional operating issues early last quarter. I’d say the second half of the quarter was much better and we’re seeing good operating performance here in October. We definitely believe we are making progress and expect to see the benefit of that going forward.

Steve Chercover - D.A. Davidson & Co. - Analyst

Great. Final question, then I’ll turn it over. It doesn’t look like you’ve been active in the repo market for some time, so I’m just wondering, is that your near-term focus has been on both the integration and the debt repayment from Dresden?

John Jacunski - Glatfelter - SVP, CFO

That’s right.

Steve Chercover - D.A. Davidson & Co. - Analyst

Very good. Appreciate your time.

Operator

Your next question comes from the line of Mark Wilde, with Deutsche Bank.

Mark Wilde - Deutsche Bank - Analyst

Good morning, Dante. Good morning, John.

John Jacunski - Glatfelter - SVP, CFO

Good morning, Mark.

Dante Parrini - Glatfelter - Chairman, CEO

Good morning, Mark.

Mark Wilde - Deutsche Bank - Analyst

First question, John or Dante, is there any way that you can help us think about the year-to-year impact from both Dresden, including the base load plus the improvements you’ve made there, as well as the Gernsbach rebuild?

John Jacunski - Glatfelter- SVP, CFO

Sure. I think from the Dresden acquisition perspective, we had $6.8 million of operating profit generated during the quarter, we’ve disclosed that the annual outage was about $2.2 million impact, so that would be $9 million. We expanded the capacity by 10%, so I think you can get to where we would expect that we can have earnings improvement in that business. Q4 we would expect obviously not having the down time that we had in Q3, so that ought to serve to improve. And so from an earnings accretion perspective, we said during the quarter that we had $0.10 of earnings accretion, the down time was about $0.03.

That gets you to about a $0.13 run rate excluding that down time which is above the range of what we estimated as the impact from that acquisition. We adjusted that guidance last quarter to $0.45 to $0.50 on an annualized basis, so that business is running quite well and the increased capacity should allow us to continue to grow the operating profits of the business.

Mark Wilde - Deutsche Bank - Analyst

Okay. Go ahead, John.

John Jacunski - Glatfelter - SVP, CFO

On the Gernsbach capacity expansion, we continue to make progress with ramping up the machine to the expected levels of productivity. We still have a way to go. As we said, we’ll do some fine tuning in Q4. From a cost perspective, moving from a flat wire to an incline wire is a negative from a cost structure prospective. The incline wire technology is a higher cost technology and you can see that in the waterfall chart we provided for Composite Fibers.

But again, this technology is targeted at the higher margin products that we make. As we mentioned, single serve coffee, tea, and the composite laminate. We would expect as we move forward that we will continue to enhance our mix and see the profitability that we would expect from that. Our guidance on that project has been that we expect a 15% to 20% after tax return from that investment within three years, and of course, we will push to realize that benefit as quick as we can, but that’s the guidance we’ve provided.

Mark Wilde - Deutsche Bank- Analyst

Okay. The next question I had is if we look at both Airlaid and Composite Fibers, those look like increasingly globally oriented businesses. Any thoughts on Glatfelter potentially expanding geographically in either of those markets?

Dante Parrini - Glatfelter - Chairman, CEO

Sure. I think this is a question that we’ve addressed from time to time, and my answer isn’t going to change materially from how I’ve addressed it in the past. Globalization is a key driver of our strategy and you are correct in assessing that the nature of composite fibers in the Advanced Airlaid Materials business is serving key multinational customers and products that have global growth characteristics, and we’re very pleased that we have leading share positions in many of those segments, so we want to continue to assert ourselves as market leaders and convey to the customers out there that we serve and can potentially serve, that Glatfelter is poised to continue to support their ongoing growth and globalization. To the extent that we see opportunities that meet our financial and strategic hurdles, then we would assess those very rigorously and we wouldn’t be shy to act upon them. But I have nothing specific to speak about in terms of what may or may not happen over the coming months or quarters.

Mark Wilde - Deutsche Bank - Analyst

Dante, just on that comment. Both of these product areas are pretty high value added relative to weight or size or whatever, particularly, I guess, composite fiber. Can you just help us, in both of those businesses, think about what the advantage would be of maybe having more regional production?

Dante Parrini - Glatfelter - Chairman, CEO

I think the investment thesis would be pretty obvious to most, where, if you can source raw materials, produce product closer to where the customer is buying it and using it for their own production process, that would be advantageous. You are correct in saying higher value goods, especially low basis weight goods travel easier, and the logistic cost as a percentage of the total acquisition cost of the material changes when you’re dealing with high value, low basis weight goods.

By way of example, our tea bag paper materials, we already ship those to 100 countries around the world, and they’re being produced in Germany, France, and the UK. So, it’s possible to serve all regions of the world. However, as markets evolve and as demand for products in certain regions continues to grow and establish scale, then I think the economics of looking at bringing capacity closer to serving these emerging and developing markets evolves and could become more interesting for the Company.

Mark Wilde - Deutsche Bank - Analyst

Okay. Last question. Any updates on prospective land sales?

John Jacunski - Glatfelter - SVP, CFO

No, Mark. The markets haven’t changed significantly. We did have a very small land sale in the third quarter, a few hundred acres, but the markets where we have property, Delaware, and Northern Virginia, are still very soft. We’ve had some sales in the past 12-18 months in Pennsylvania, so there’s some interest there, but the markets are generally slow.

Mark Wilde - Deutsche Bank - Analyst

Okay, that’s helpful, John. Good luck in the fourth quarter.

John Jacunski - Glatfelter - SVP, CFO

Thank you.

Operator

(Operator Instructions). Your next question comes from the line of Eric Miller, with Advisory Research.

Eric Miller - Advisory Research - Analyst

Yes, good morning, guys.

John Jacunski - Glatfelter - SVP, CFO

Good morning.

Eric Miller - Advisory Research - Analyst

Earlier in the year you guys put out an announcement, talked about a joint venture, or a venture with a company called Dream Weaver to develop lithium ion battery separators. I’m up here in Milwaukee and Johnson controls have been on the news quite a bit lately about a new battery coming out. Is there any update that you can tell us on that project?

Dante Parrini - Glatfelter - Chairman, CEO

You are correct that we issued a press release describing the nature of a relationship we have with Dream Weaver, which is a technology start up focused on battery separators for lithium ion batteries as a category. Within our composite fibers business we already produce some electrical papers that are used for lead acid batteries, such as the pasting papers for the cells and papers that can go into a capacitor and super capacitor. It’s an area where we already have some subject matter expertise and some channel relationships.

We see as a mega trend that demand for these types of batteries and energy storage and conveyance mechanisms will continue to grow, and we’re investing some of our research and develop time and dollars into better understanding how the markets are going to unfold and where opportunities for our types of technologies may develop. If we see technologies out there that we think would complement our manufacturing processes and our knowhow, or where we might be able to help to accelerate the commercialization of these new technologies, then we will take the necessary steps to make progress in that regard. So it’s an area of focus for us. It’s developmental and I have nothing else to add at this time.

Eric Miller - Advisory Research - Analyst

Okay, thank you.

Operator

At this time there’s are no further questions. I would like to turn the call over to Mr. Parrini for closing remarks.

Dante Parrini - Glatfelter - Chairman, CEO

Thank you, Amy. Again, thanks to everyone for joining us today. We look forward to speaking with you next quarter. Have a good day.

Operator

This concludes today’s conference call. You may now disconnect.

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